EXHIBIT 8.2.1.

MORGAN BEAUMONT ANNOUNCES SIRE NETWORK(TM) AGREEMENT WITH RBS LYNK

[Dow Jones & Company, Inc. • 2006-05-22]

BRADENTON, Fla., May 22 /PRNewswire-FirstCall/ -- Morgan Beaumont, Inc. (OTC Bulletin Board: MBEU), a premier technology solution provider to the Stored Value and Prepaid Card market and owner of the SIRE Network(TM), today announced that it has signed an agreement with RBS Lynk, a leading payment processor, whereby the SIRE Network, with over 100,000 locations, will serve as a loading point for RBS Lynk’s stored value card, CashLynk(R), a Pre-paid Branded card for convenience purchases.

Additionally, Morgan Beaumont has signed a processing agreement with RBS Lynk and will issue its cards on RBS Lynk’s platform to expand the penetration of Morgan Beaumont’s stored value and prepaid card programs.

Cliff Wildes, CEO of Morgan Beaumont, stated, “We are pleased with this opportunity to partner with RBS Lynk and to offer their growing customer base the convenience of our 100,000+ SIRE Network locations. This relationship also will enable Morgan Beaumont to benefit from the additional traffic on our SIRE Network.”

About RBS Lynk

RBS Lynk is a leading, single-source provider of electronic payment processing services -- including credit, debit, EBT, checks, gift cards, e-commerce, customer loyalty cards, fleet cards, prepaid cards, ATM processing and cash management services. As the US payment processing division of the Royal Bank of Scotland Group (the third-largest transaction acquirer in the world), RBS Lynk is a non-bank subsidiary of Citizens Financial Group. For more information, please visit http://www.rbslynk.com.

About Morgan Beaumont, Inc.

Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton, Florida, and is one of the premier providers of Stored Value and Prepaid Card Solutions in the United States. The company has developed the SIRE Network(TM), a secure, reliable, point of sale (POS) and PC based software platform that connects retail merchants with multiple Stored Value/Prepaid Card Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. The company owns and operates the SIRE Network as a standardized, national network of Stored Value and Prepaid Card cash load stations located throughout the United States. Morgan Beaumont is a MasterCard Third Party Processor Member Service Provider (TPP MSP) and a Visa Independent Sales Organization (ISO). To learn more about Morgan Beaumont, please visit http:// www.morganbeaumont.com.

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